Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

December 14, 2006

YRC Worldwide Updates Earnings Guidance

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced it is updating its earnings guidance. “As widely reported by industry analysts, the economy has slowed significantly in the fourth quarter, resulting in lower volumes than we anticipated across all of our asset-based business units,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “As a result of this economic slowdown, we are adjusting our earnings guidance.”

The company now expects fourth quarter 2006 diluted earnings per share (“EPS”) to be in the range of $0.95 to $1.05 and full year 2006 earnings to be $5.00 to $5.10 per share. The company’s previous guidance was $1.40 to $1.50 per share for the fourth quarter and $5.45 to $5.55 per share for the year.

Fourth quarter tonnage is projected to be lower than 2005 by a mid-single digit percentage for each business unit. Although pricing has remained disciplined in the marketplace, it is somewhat below the company’s expectations. Changes in operating income are similar across all of the company’s asset-based operations.

“While the extent of the economic slowdown is uncertain, our business units are aggressively managing costs to create the best possible results for our shareholders,” stated Zollars. “Our cash flow generation has remained strong and we are now on track to reduce debt by more than $200 million during 2006.”

YRC Worldwide will release 2006 financial results after the market close on Thursday, February 1, 2007. A conference call to discuss 2006 results will be held at 9:30 a.m. ET on Friday, February 2, 2007. Conference call details will be provided in the middle of January.

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This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “project,” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results, revenue and earnings per share could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, a downturn in general or regional economic activity, changes in equity and debt markets, effects of a terrorist attack, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, Meridian IQ, New Penn, USF Holland, USF Reddaway, USF Bestway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 70,000 people.

Investor Contact:	Phil J. Gaines	Media Contact:	Suzanne Dawson
	YRC Worldwide		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	phil.gaines@yrcw.com		Tsdawson@lakpr.comT